To Prospectus dated December 2, 2011 and Preliminary Prospectus Supplement Dated December 5, 2011	Filed Pursuant to Rule 433 Registration No. 333-178273

Ecolab Inc.

$500,000,000 2.375% Notes due 2014

$1,250,000,000 3.000% Notes due 2016
$1,250,000,000 4.350% Notes due 2021
$750,000,000 5.500% Notes due 2041

Pricing Term Sheet

December 5, 2011

Issuer:	Ecolab Inc.
Type of Offering:	SEC registered (No. 333-178273)
Trade Date:	December 5, 2011
Settlement Date:	December 8, 2011
Use of Proceeds:

The Issuer expects that the net proceeds to it from the sale of the notes will be approximately $3.7 billion (after deducting underwriting discounts and commissions and our offering expenses). The Issuer intends to use the net proceeds (i) to repay approximately $1.5 billion of outstanding commercial paper borrowings, which were issued to pay a portion of the cash consideration paid to Nalco stockholders in connection with the merger and to repay outstanding borrowings under Nalco’s credit facility, (ii) to repay approximately $1.7 billion of Nalco’s senior notes, which were issued to refinance other indebtedness and (iii) to repurchase $500 million in shares of its common stock pursuant to its share repurchase program announced on September 6, 2011.  See “Capitalization” below.

Anticipated Ratings:	Baa1 (Stable Outlook) by Moody’s Investors Service, Inc. BBB+ (Stable Outlook) by Standard & Poor’s Ratings Services

2.375% Notes due 2014

Issuer:	Ecolab Inc.
Principal Amount:	$500,000,000
Maturity Date:	December 8, 2014
Coupon:	2.375%
Interest Payment Dates:	June 8 and December 8, commencing June 8, 2012
Price to Public:	99.940%
Benchmark Treasury:	UST 0.375% due November 15, 2014
Benchmark Treasury Price and Yield:	99-30; 0.396%
Spread to Benchmark Treasury:	+ 200 bps
Yield to Maturity:	2.396%
Make-Whole Call:	T + 30 bps

CUSIP/ISIN:	278865 AJ9/US278865AJ96
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Capital Markets Limited

Credit Suisse Securities (USA) LLC

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

UniCredit Capital Markets LLC

BNP Paribas Securities Corp.

ING Financial Markets LLC

RBC Capital Markets, LLC

The Williams Capital Group, L.P.

3.000% Notes due 2016

Principal Amount:	$1,250,000,000
Maturity Date:	December 8, 2016
Coupon:	3.000%
Interest Payment Dates:	June 8 and December 8, commencing June 8, 2012
Price to Public:	99.802%
Benchmark Treasury:	UST 0.875% due November 30, 2016
Benchmark Treasury Price and Yield:	99-21+ ; 0.943%
Spread to Benchmark Treasury:	+ 210 bps
Yield to Maturity:	3.043%
Make-Whole Call:	T + 35 bps
CUSIP/ISIN:	278865 AK6/US278865AK69
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC RBS Securities Inc. U.S. Bancorp Investments, Inc.
Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Capital Markets Limited

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

UniCredit Capital Markets LLC

BNP Paribas Securities Corp.

ING Financial Markets LLC

RBC Capital Markets, LLC

The Williams Capital Group, L.P.

4.350% Notes due 2021

Principal Amount:	$1,250,000,000
Maturity Date:	December 8, 2021
Coupon:	4.350%
Interest Payment Dates:	June 8 and December 8, commencing June 8, 2012

Price to Public:	99.936%
Benchmark Treasury:	UST 2.000% due November 15, 2021
Benchmark Treasury Price and Yield:	99-15+; 2.058%
Spread to Benchmark Treasury:	+ 230 bps
Yield to Maturity:	4.358%
Make-Whole Call:	T + 35 bps
CUSIP/ISIN:	278865 AL4/US278865AL43
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Capital Markets Limited
Co-Managers:

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

UniCredit Capital Markets LLC

BNP Paribas Securities Corp.

ING Financial Markets LLC

RBC Capital Markets, LLC

The Williams Capital Group, L.P.

5.500% Notes due 2041

Principal Amount:	$750,000,000
Maturity Date:	December 8, 2041
Coupon:	5.500%
Interest Payment Dates:	June 8 and December 8, commencing June 8, 2012
Price to Public:	98.971%
Benchmark Treasury:	UST 3.750% due August 15, 2041
Benchmark Treasury Price and Yield:	114-7; 3.021%
Spread to Benchmark Treasury:	+ 255 bps
Yield to Maturity:	5.571%
Make-Whole Call:	T + 40 bps
CUSIP/ISIN:	278865 AM2/US278865AM26
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC
Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Capital Markets Limited

Wells Fargo Securities, LLC

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

UniCredit Capital Markets LLC

BNP Paribas Securities Corp.

ING Financial Markets LLC

RBC Capital Markets, LLC

The Williams Capital Group, L.P.

CAPITALIZATION

The following table sets forth, as of September 30, 2011, the Issuer’s consolidated short-term debt and capitalization (i) on an actual basis, (ii) on a pro forma basis to give effect to the transactions (as defined in the preliminary prospectus supplement dated December 5, 2011) and (iii) on a pro forma as adjusted basis to give effect to the transactions, the issuance of $3.75 billion of notes in this offering and the application of a portion of the net proceeds to repay approximately $1.5 billion of commercial paper and to repay approximately $1.7 billion of Nalco’s senior notes and $500 million of the net proceeds to repurchase shares of the Issuer’s common stock. You should read the information in this table in conjunction with “Use of Proceeds” and “Unaudited Pro Forma Condensed Combined Financial Information” in the preliminary prospectus supplement dated December 5, 2011 and the consolidated financial statements and related notes thereto of the Issuer which are incorporated by reference into that preliminary prospectus supplement and the accompanying prospectus dated December 2, 2011.

	As of September 30, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
		(in millions)
Short-term debt:
Commercial paper	$305.0	$2,705.0	$1,225.8
Notes payable	24.6	108.8	108.8
Long-term debt, current maturities	7.2	38.2	7.2
Total short-term debt	$336.8	$2,852.0	$1,341.8

Long-term debt:
Ecolab’s 4.355% Series A Senior Notes due 2013	$179.6	$179.6	$179.6
Ecolab’s 4.585% Series B Senior Notes due 2016	251.5	251.5	251.5
Ecolab’s 4.875% Senior Notes due 2015	249.0	249.0	249.0
Ecolab’s 3.69% Notes due 2018	—	250.0	250.0
Ecolab’s 4.32% Notes due 2023	—	250.0	250.0
Nalco’s 8.25% Senior Notes due 2017	—	560.0	—
Nalco’s 6.625% Senior Notes due 2019	—	837.2	—
Nalco’s 6.875% Senior Notes due 2019	—	301.6	—
2.375% Notes due 2014 offered hereby	—	—	500.0
3.000% Notes due 2016 offered hereby	—	—	1,250.0
4.350% Notes due 2021offered hereby	—	—	1,250.0
5.500% Notes due 2041 offered hereby	—	—	750.0
Other long-term debt	20.1	20.1	20.1
Total long-term debt (1)	700.2	2,899.0	4,950.2
Stockholders’ equity:
Common stock	335.1	403.4	403.4
Additional paid-in capital	1,404.8	5,010.3	5,010.3
Retained earnings	3,531.2	3,444.6	3,441.0
Accumulated other comprehensive loss	(160.7)	(160.7)	(160.7)
Treasury stock	(2,643.4)	(2,643.4)	(3,143.4)
Total stockholders’ equity	2,467.0	6,054.2	5,550.6
Total long-term debt and stockholders’ equity	$3,167.2	$8,953.2	$10,500.8

(1)                     $124.9 million of the Issuer’s total long-term debt (on a pro forma as adjusted basis) is subsidiary indebtedness which would be structurally senior to the notes offered hereby.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.